Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of October 7, 2013 (the “Agreement”) by and among CODESMART HOLDINGS, INC., a Florida corporation (“CodeSmart”) and JASPER GROUP HOLDINGS, INC., a corporation incorporated under the laws of Delaware (“Jasper”).

WHEREAS, the authorized capital of CodeSmart consists of 500,000,000 shares of common stock, par value $.0001 per share (the “CodeSmart Common Stock"), with 18,732,213 shares issued and outstanding;

WHEREAS, the authorized capital of Jasper consists of 20,000,0000 shares of common stock (“Jasper Common Stock”), par value $0.001 and one (1) share of Jasper Series A Preferred Stock, par value $0.001 per share;

WHEREAS, Jasper wishes to exchange with CodeSmart 1,277,778 shares of Jasper Common Stock, which represent 10% of the fully diluted equity of Jasper as provided in Section 1.1 herein, for 250,000 shares of CodeSmart Common Stock; and

WHEREAS, it the intention of the parties that: (i) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “1933 Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF JASPER SHARES FOR CODESMART SHARES

Section 1.1 Agreement of Jasper to Exchange Jasper Shares for CodeSmart Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Jasper shall sell, assign, transfer, convey and deliver 1,277,778 shares of Jasper Common Stock to CodeSmart, and CodeSmart shall accept such Jasper Common Stock in exchange for 250,000 shares of common stock of CodeSmart, par value $.0001 (the “CodeSmart Shares”).

Section 1.2 Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at approximately 12:00 pm E.S.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. At the Closing, Jasper issue to CodeSmart 1,277,778 shares of Jasper Common Stock and CodeSmart shall issue 250,000 shares of its CodeSmart Common Stock to Jasper.

Section 1.3 True-up Provision. If on the 180th day following the Closing Date (the “True Up Date”), the closing price of CodeSmart Common Stock as reported Bloomberg, LLC (the “Value”) is such that the value of the CodeSmart Shares is less than $1,000,000, CodeSmart shall, within ten (10) calendar days, issue to Jasper such additional number of shares of CodeSmart Common Stock such that the total CodeSmart Shares have a value of $1,000,000. In the event on the True Up Date the Value of the CodeSmart Shares is more than $1,000,000, Jasper shall return to CodeSmart for cancellation such number of shares as necessary so that the value of the CodeSmart Shares is $1,000,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CODESMART

CodeSmart hereby represents, warrants and agrees as follows:

Section 2.1 Corporate Organization. CodeSmart is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by CodeSmart or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of CodeSmart (a "CodeSmart Material Adverse Effect");

Section 2.2 Capitalization of CodeSmart The authorized capital stock of CodeSmart consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”). Of such authorized capital, 18,732,213 shares of Common Stock and 1 share of Series A Preferred Stock are issued and outstanding as of the date hereof. CodeSmart Shares have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the date of this Agreement there are and as of the Closing Date, except as set forth on Schedule 2.2, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of CodeSmart, except for CodeSmart Shares to be issued pursuant to this Agreement.

Section 2.3 Subsidiaries and Equity Investments. CodeSmart does not own any subsidiaries or equity interest in corporations, partnerships or joint ventures except as set forth on Schedule 2.3.

Section 2.4 Authorization and Validity of Agreements. CodeSmart has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CodeSmart and the consummation by CodeSmart of the transactions contemplated hereby have been duly authorized by all necessary corporate action of CodeSmart, and no other corporate proceedings on the part of CodeSmart are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by CodeSmart does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which CodeSmart is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of CodeSmart, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which CodeSmart is bound.

Section 2.6 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by CodeSmart or performance by CodeSmart of its obligations hereunder.

Section 2.7 Absence of Certain Changes or Events. To the best knowledge of CodeSmart:

(a) as of the date of this Agreement, there is no, and as of the Closing Date there shall not be any, event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of CodeSmart; and

(b) there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of CodeSmart or any redemption, purchase or other acquisition of any capital stock of CodeSmart or any other of CodeSmart’s securities.

Section 2.8 Certain Fees. Except as described in Schedule 2.8, no brokerage or finder’s fees or commissions are or will be payable by CodeSmart to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Jasper or Jasper Shareholders shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by Jasper or Jasper Shareholders pursuant to written agreements executed by Jasper or Jasper Shareholders which fees or commissions shall be the sole responsibility of Jasper or Jasper Shareholders) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

Section 2.9 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by CodeSmart at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JASPER

Jasper represents, warrants and agrees as follows:

Section 3.1 Corporate Organization.

(a) Jasper is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Jasper or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Jasper (a "Jasper Material Adverse Effect").

(b) Copies of the Articles of Incorporation of Jasper, with all amendments thereto to the date hereof, have been furnished to CodeSmart, and such copies are accurate and complete as of the date hereof. Jasper does not own or maintain any minute books that contain the minutes of all meetings of the Board of Directors and the shareholders of Jasper as of the date of this Agreement.

Section 3.2 Capitalization of Japser; Title to the Jasper Equity Interests. The authorized capital stock of Jasper consists of 20,000,000 shares of Jasper Common Stock. Of such authorized capital, 10,999,999 shares of Jasper Common Stock are issued and outstanding as of the date hereof. All of the outstanding Jasper Common Stock have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the date of this Agreement there are and as of the Closing Date, except as set forth on Schedule 3.2, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Jasper, except for Jasper Shares to be issued pursuant to this Agreement.

Section 3.3 Subsidiaries and Equity Investments. Jasper does not own any subsidiaries or equity interest in corporations, partnerships or joint ventures except as set forth on Schedule 3.3 (each a “Jasper Subsidiary,” collectively, “Jasper Subsidiaries.”). Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Jasper has delivered or made available to CodeSmart complete and accurate copies of the charter, bylaws or other organizational documents of Jasper and Jasper Subsidiaries. Except as set forth on Schedule 3.3, Jasper Subsidiaries has no assets, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All shares of the Jasper Subsidiaries are owned by Jasper free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Jasper or Jasper Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of Jasper Subsidiaries (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to Jasper or Jasper Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of Jasper Subsidiaries.

Section 3.4 Authorization and Validity of Agreements. Jasper has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Jasper and the consummation by Jasper of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Jasper, and no other corporate proceedings on the part of Jasper are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflicts. The execution, delivery and performance of the Agreement by Jasper, and each other Jasper Subsidiary (to the extent a party thereto) and the consummation by Jasper, and Jasper Subsidiaries, of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of Jasper’s, or any Jasper Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing Jasper or Jasper Subsidiary debt or otherwise) or other understanding to which Jasper or any Jasper Subsidiary is a party or by which any property or asset of Jasper or any Jasper Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Jasper or a Jasper Subsidiary is subject (including United States federal and state securities laws and regulations), or by which any property or asset of Jasper or a Jasper Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Filings, Consents and Approvals. Neither Jasper or any of the Jasper Subsidiaries is required to obtain any consent, waiver, authorization, approval or order of, give any notice to, or make any filing or registration with, any federal, provincial, state, local or other governmental authority or any other Person in connection with the execution, delivery and performance by Jasper and each Jasper Subsidiary to the extent a party thereto of the Agreement, other than (i) filings required by state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, and (iii) those that have been made or obtained prior to the date of this Agreement.

Section 3.6 Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or threatened against or affecting Jasper or any Jasper Subsidiary or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Jasper Material Adverse Effect with respect to Jasper or any Jasper Subsidiary or prevent, hinder or materially delay the ability of Jasper or any Jasper Subsidiary to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Jasper or any Jasper Subsidiary having, or which, insofar as reasonably could be foreseen by Jasper or any Jasper Subsidiary, in the future could have, any such effect.

(ii) Jasper or any Jasper Subsidiary are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a Jasper Material Adverse Effect with respect to Jasper.

(iii) The conduct of the business of Jasper or any Jasper Subsidiary complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

Section 3.6 Material Contract Defaults. Jasper or any Jasper Subsidiary are not in default, and have not received any notice nor do they have any knowledge that any other party is in default, under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute any such a default. For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the date of this Agreement or the Closing Date to which either or both of Jasper or any Jasper Subsidiary is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Jasper or any Jasper Subsidiary Sub to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness, or (v) which, if breached by Jasper or any Jasper Subsidiary in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Jasper or any Jasper Subsidiary or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

Section 3.7 Certain Employee Payments. Jasper or any Jasper Subsidiary are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of Jasper or any Jasper Subsidiary of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

Section 3.8 Undisclosed Liabilities. Neither of Jasper or any Jasper Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the Jasper Financial Statements (as defined hereinafter), (b) liabilities which have arisen since the date of the balance sheet contained in the Jasper Financial Statements in the ordinary course of business and which do not exceed $1,000 in the aggregate and (c) contractual and other contingent liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet; provided, however that the maximum amount of all such contingent liabilities do not exceed $10,000.

Section 3.9 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Jasper or any Jasper Subsidiary.

Section 3.10 Certain Business Relationships with Affiliates. No affiliate of Jasper or any Jasper Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of Jasper or any Jasper Subsidiary, (b) has any claim or cause of action against Jasper or any Jasper Subsidiary, or (c) owes any money to, or is owed any money by, Jasper or any Jasper Subsidiary.

Section 3.12 Real Property. Neither Jasper or any Jasper Subsidiary own fee title to any real property. Any other interest, such as a leasehold interest, in any real property is disclosed on Schedule VI(o) attached hereto.

Section 3.13 Certain Fees. Except as described in Schedule 3.3, no brokerage or finder’s fees or commissions are or will be payable by Jasper to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. CodeSmart shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by CodeSmart as disclosed on Schedule 2.8 pursuant to written agreements executed by CodeSmart which fees or commissions shall be the sole responsibility of CodeSmart) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

Section 3.14 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of CodeSmart in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.15 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by CodeSmart at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE IV

CONDITIONS TO OBLIGATIONS OF JASPER

The obligations of the Jasper to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Jasper in its sole discretion:

Section 4.1 Representations and Warranties of CodeSmart All representations and warranties concerning CodeSmart made in this Agreement shall be true and correct on and as of the Closing Date as if again made by CodeSmart as of such date.

Section 4.2 Agreements and Covenants. CodeSmart shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 4.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 4.4 Closing Documents. Jasper shall have received CodeSmart Shares, such other certificates, instruments and documents in confirmation of the representations and warranties of CodeSmart or in furtherance of the transactions contemplated by this Agreement as it or its counsel may reasonably request.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF CODESMART

The obligations of CodeSmart to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by CodeSmart in its sole discretion:

Section 5.1 Representations and Warranties of Jasper and Jasper Shareholders. All representations and warranties made by Jasper in this Agreement shall be true and correct on and as of the Closing Date as if again made by Jasper on and as of such date.

Section 5.2 Agreements and Covenants. Jasper shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Jasper, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Jasper Financial Statements. At the Closing, Jasper shall have delivered to CodeSmart financial statements of Jasper for the most recent two fiscal years (or such shorter periods since Jasper’s incorporation) and unaudited financial statements of the most recent fiscal quarter prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) (“Jasper Financial Statements).

Section 5.6 Other Closing Documents. CodeSmart shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Jasper or in furtherance of the transactions contemplated by this Agreement as CodeSmart or its counsel may reasonably request.

Section 5.7 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Jasper.

ARTICLE VI

COVENANTS

Section 6.1 Negative Covenants of Jasper. Jasper hereby warrants, covenants and agrees, that as long as CodeSmart owns not less than 25% of the Jasper Common Stock received hereunder, it shall not, without the written consent of CodeSmart:

(a) Sell, convey or issue additional Jasper Common Stock at a price less than $4.00 per share; provided however, that the foregoing prohibition shall not apply to issuances to employees, officers or directors which are approved by the full Jasper Board of Directors and which do not, in the aggregate, exceed 10% of Jasper’s total outstanding Common Stock; or

(b) Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness. For the purposes of this Agreement, “Indebtedness” shall mean any loan, assignment or debt in excess of $75,000; or:

(c) Create, incur, assume or permit to exist, directly or indirectly, any lien or other security interest on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof; or

(d) Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract; or

(e) Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (or agree to do any of the foregoing at any future time).

(f) Authorize, declare or pay, directly or indirectly, any dividends other than a dividend which is paid to all holders of Jasper Common Stock; or

(g) Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate the Company. For the purposes of this Agreement, “Affiliate” shall mean a person or entity controlled by or under common control with Jasper.

Section 6.2 Affirmative Covenants of Jasper. Jasper hereby warrants, covenants and agrees, that as long as CodeSmart owns not less than 25% of the Jasper Common Stock received hereunder, it shall:

(a) Furnish to CodeSmart monthly and quarterly financial statements, not later than the fifteenth (15) day following the end of each month and the 30th day following the end of each calendar quarter; and

(b) Furnish to CodeSmart annual financial statements not later than the 60th day following the end of the calendar year; and

(c) Upon the request of CodeSmart, during normal business hours, provide access to Jasper’s books and records to CodeSmart’s counsel and/or accountants; and

(d) Provide CodeSmart with observation rights with respect to Jasper’s Board of Directors meetings, proceedings and written consents.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) By the mutual written consent of the parties;

(b) By CodeSmart upon a material breach of any representation, warranty, covenant or agreement on the part of Jasper set forth in this Agreement, or if any representation or warranty of Jasper shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c) Jasper, upon a material breach of any representation, warranty, covenant or agreement on the part of CodeSmart set forth in this Agreement, or, if any representation or warranty of CodeSmart and the shareholders of CodeSmart shall become untrue, in either case such that any of the conditions set forth in Article IV hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(d) By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by a party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 8.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to CodeSmart to:

275 Seventh Avenue, 7th Floor
New York, NY 10001
Attn: Mr. Ira Shapiro
Tel: 646-248-8550
Email: ___________________

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 646-224-9844

If to Jasper, to:
c/o Michael Woloshin
___________________
___________________

Tel: _______________
Email: ___________________

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 8.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.8 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 8.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

CODESMART HOLDINGS INC.

By:	/s/ Ira Shapiro
Name:	Ira Shapiro
Title:	Chief Executive Officer

JASPER GROUP HOLDINGS, INC.

By:	/s/ Michael Woloshin
Name:	Michael Woloshin
Title:	Chief Executive Officer

Schedule 2.2
Capitalization

As of the date of this Agreement, the Company has 18,732,213 shares of Common Stock issued and outstanding and 1 share of Series A Convertible Preferred Stock, par value, $.0001 per share issued and outstanding. Also issued and outstanding is an unsecured 8% convertible promissory note in the principal amount of $150,000 which will be due and payable on August 29, 2014. There are no warrants or options issued and outstanding.

Schedule 2.3
Subsidiaries

As of the date of this Agreement, CodeSmart owns 100% of the total outstanding shares of The CodeSmart Group, Inc., and 100% of the total outstanding membership interests of American Coding Quality Association, LLC.

Schedule 2.8
Finder’s Fee

Meyers Associates LP will receive 8% of the cash proceeds which will be due and payable to CodeSmart as a result of the transactions contemplated under this Agreement pursuant to the Finder’ Agreement, dated August 12, 2013.

Schedule 3.2
Jasper Capitalization

Jasper Group Holdings, Inc.
Capitalization Table

	Common	Total	%	Date of issuance

Joseph Abrams	1,000,000	1,000,000	9%	3/7/2013
Craig P. McGuinn II	2,000,000	2,000,000	18%	3/1/2013
David A. Paterson	333,333	333,333	3%	TBD*
Paterson Associate 1	333,333	333,333	3%	TBD*
Paterson Associate 2	333,333	333,333	3%	TBD*
Michael Rosenblatt	1,000,000	1,000,000	9%	TBD*
Michael C. Woloshin	6,000,000	6,000,000	55%	3/1/2013
TOTAL:	10,999,999	10,999,999	100%

* Stock issuance pending documentation.

Series A Preferred Stock	1 Share	converts to 500,001	shares of common stock

Schedule 3.3

Jasper Companies Job Channel Name Your Fee Candidate Exchange Jasper Staffing Services